Exhibit 99.1

Media Contact:

Elliot Fox

W2O Group

212.257.6724

efox@w2ogroup.com

Investor Contact:

Mindy Lowe

Esperion Therapeutics, Inc.

734.887.3903

mlowe@esperion.com

Esperion Therapeutics Provides ETC-1002 Development Program Update; Reports Second Quarter 2015 Financial Results

Conference Call and Webcast on Thursday, August 6, 2015 at 4:30 p.m. Eastern Time

Ann Arbor, Mich., — (Marketwired — August 6, 2015) — Esperion Therapeutics, Inc. (NASDAQ: ESPR), an emerging pharmaceutical company focused on developing and commercializing first-in-class, oral, low-density lipoprotein cholesterol (LDL-cholesterol) lowering therapies for the treatment of patients with hypercholesterolemia and other cardiometabolic risk markers, today provided ETC-1002 (bempedoic acid) development program updates and financial results for the second quarter ended June 30, 2015.

“Having successfully completed our Phase 2 program for ETC-1002, we are focused on the End-of-Phase 2 meeting with the FDA next week and the upcoming launch of a robust Phase 3 program,” said Tim M. Mayleben, president and chief executive officer of Esperion. “We look forward to updating you in the weeks ahead on our progress as we continue to rapidly advance ETC-1002 through the final stages of development for the treatment of patients with hyperlipidemia and mixed dyslipidemia.”

Development Program and Company Highlights

•                  June 15, 2015: Dr. Mary McGowan appointed Chief Medical Officer, and Dr. Scott Braunstein elected to the board of directors.

•                  July 7, 2015: Removal of the 240 mg partial clinical hold by the FDA, allowing ETC-1002 to be used at doses above 240 mg in clinical studies.

•                  July 28, 2015: Positive top-line Phase 2 results announced for ETC-1002-014 in patients with both hypercholesterolemia and hypertension.

•                  July 30, 2015: Second annual analyst and investor day.

Upcoming Milestones

•                  First half of August: End-of-Phase 2 meeting with the FDA for ETC-1002 to discuss our planned Phase 3 program. A webcast to announce and discuss results from the meeting will be held in the weeks that follow.

•                  Q4 2015: Initiate a comprehensive Phase 3 clinical development program for ETC-1002.

2015 Second Quarter Financial Results

As of June 30, 2015, cash and cash equivalents and investment securities available-for-sale totaled $314.3 million compared with $141.6 million at December 31, 2014.

Research and development expenses were $7.2 million for the second quarter of 2015 and $14.6 million for the six months ended June 30, 2015, compared to $6.5 million and $11.9 million for the comparable periods in 2014. The increase in research and development expenses was largely driven by the further clinical development of ETC-1002.

General and administrative expenses were $5.3 million for the second quarter of 2015 and $9.3 million for the six months ended June 30, 2015, compared to $2.7 million and $5.2 million for the comparable periods in 2014. The increase in general and administrative expenses was primarily attributable to costs to support public company operations, increases in headcount, which includes increased stock-based compensation expense, and other costs to support Esperion’s growth.

Esperion had a net loss of $12.4 million for the second quarter of 2015 and $23.9 million for the six months ended June 30, 2015, compared to $9.2 million and $17.1 million for the comparable periods in 2014.

Esperion had approximately 22.5 million shares of common stock outstanding, with an additional 2.6 million shares issuable upon exercise of stock options and warrants, and $5.0 million of debt outstanding as of June 30, 2015.

2015 Financial Outlook

Esperion expects that the net cash used to fund operating activities in 2015 will be approximately $42 million and that its cash and cash equivalents and investment securities available-for-sale will total approximately $290 million at December 31, 2015. The Company estimates that current cash resources are sufficient to fund the Company through 2018 and the expected approval of ETC-1002.

Conference Call and Webcast Information

Esperion’s management will host a conference call to provide an update on the ETC-1002 development program, review financial results for the second quarter ended June 30, 2015, and discuss the outlook for the remainder of the year. The call can be accessed by dialing (877) 831-3840 (domestic) or (253) 237-1184 (international) five minutes prior to the start of the call and providing access code 80104515. A live, listen-only webcast of the conference call can be accessed on the investor relations section of the Esperion website at investor.esperion.com. A webcast replay of the call will be available approximately two hours after completion of the call and will be archived on the Company’s website for two weeks.

Esperion’s Commitment to Cardiometabolic Disease

Esperion is committed to improving the lives of patients with cardiometabolic diseases. The Esperion team leverages its understanding of, and experience with, key biological pathways to discover and develop innovative therapies for the treatment of patients with hypercholesterolemia who have uncontrolled cholesterol levels despite the use of currently available therapies. Esperion has assembled a portfolio of programs including one product candidate in late-stage clinical evaluation (ETC-1002) and two preclinical product candidates.

About Esperion Therapeutics

Esperion Therapeutics, Inc. is an emerging pharmaceutical company focused on developing and commercializing first-in-class, oral, LDL-cholesterol lowering therapies for the treatment of patients with hypercholesterolemia and other cardiometabolic risk markers. ETC-1002 (bempedoic acid), the Company’s lead product candidate, is an inhibitor of ATP Citrate Lyase, a well-characterized enzyme on the cholesterol biosynthesis pathway; the same pathway that includes HMG-CoA reductase, the enzyme target of statins. ETC-1002 and statins have the same mechanism of action; inhibiting cholesterol biosynthesis, decreasing intracellular cholesterol, up-regulating LDL-receptors, and causing increased LDL-cholesterol clearance and reduced plasma levels of LDL-cholesterol. ETC-1002 is being developed for patients with hyperlipidemia and mixed dyslipidemia. For more information, please visit www.esperion.com and follow us on Twitter at https://twitter.com/EsperionInc.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic potential of, and clinical development plan for, ETC-1002. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the risk that positive results from a clinical study of ETC-1002 may not necessarily be predictive of the results of future clinical studies, particularly in different or larger patient populations, or the risk that other unanticipated developments could interfere with the development (and commercialization) of ETC-1002, as well as other risks detailed in Esperion’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Therapeutics, Inc.

Balance Sheet Data

(In thousands)

(Unaudited)

	June 30,	December 31,
	2015	2014
Cash and cash equivalents	$129,787	$85,038
Working capital	218,684	101,208
Investments	184,504	56,544
Total assets	315,958	143,276
Total long-term debt	3,473	4,231
Common stock	22	20
Accumulated deficit	(128,299)	(104,438)
Total stockholders’ equity	305,456	133,554

Esperion Therapeutics, Inc.

Statement of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating expenses:
Research and development	$7,209	$6,528	$14,599	$11,928
General and administrative	5,253	2,726	9,288	5,216
Total operating expenses	12,462	9,254	23,887	17,144
Loss from operations	(12,462)	(9,254)	(23,887)	(17,144)

Interest expense	(135)	(1)	(269)	(1)
Other income, net	202	17	295	33
Net loss	$(12,395)	$(9,238)	$(23,861)	$(17,112)
Net loss per common share (basic and diluted)	$(0.55)	$(0.60)	$(1.11)	$(1.11)
Weighted average shares outstanding (basic and diluted)	22,465,175	15,399,018	21,531,509	15,385,009